Exhibit 99.1

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS
RECORD 2004 SECOND QUARTER EARNINGS

18th Consecutive Quarterly Dividend Increase to $0.18 Per Common Share

CEO Scheduled to Open NASDAQ Marking Fifth Anniversary of Stock Offering

Paramus, New Jersey, July 21, 2004 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today the results of its operations for the three- and six-month periods ended June 30, 2004. Net income was $58.4 million for the second quarter of 2004, an increase of $5.9 million, or 11.2%, compared with net income of $52.5 million for the second quarter of 2003. Basic and diluted earnings per common share were both $0.32 for the second quarter of 2004 compared with basic and diluted earnings per common share of $0.29 and $0.28, respectively, for the second quarter of 2003. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the second quarter of 2004 were 16.98% and 1.28%, respectively, compared with 15.62% and 1.38%, respectively, for the second quarter of 2003.

Net income was $114.6 million for the six-month period ended June 30, 2004, an increase of $9.9 million, or 9.5%, compared with net income of $104.7 million for the six-month period ended June 30, 2003. Basic and diluted earnings per common share were $0.63 and $0.62, respectively, for the first six months of 2004 compared with basic and diluted earnings per common share of $0.57 and $0.56, respectively, for the first six months of 2003. Hudson City Bancorp’s annualized return on average stockholders’ equity and annualized return on average assets for the six-month period ended June 30, 2004 were 16.87% and 1.29%, respectively, compared with 15.64% and 1.41%, respectively, for the six-month period ended June 30, 2003.

“Hudson City has once again been able to produce record earnings due to our capacity to grow our assets while controlling operating expenses,” said Ronald E. Hermance, Jr., President and Chief Executive Officer. “The asset growth of nearly 10% for the year-to-date period was primarily in first mortgage loans, in keeping with our traditional thrift business model. Our anticipated asset growth and ability to control expenses should allow us to continue to generate value for our shareholders,” added Mr. Hermance.

Dividend Declared

The Board of Directors declared a quarterly cash dividend of $0.18 per common share, representing an increase from the cash dividend of $0.17 per common share declared during the previous quarter. The cash dividend is payable on September 1, 2004 to stockholders of record at the close of business on August 6, 2004.

NASDAQ Opening Scheduled

To commemorate the fifth anniversary of Hudson City Bancorp’s initial public offering, Ronald E. Hermance, Jr. is scheduled to open the NASDAQ National Market on July 21, 2004. “I am honored to open the NASDAQ market to celebrate the five years Hudson City has been a public company. I am equally honored to be associated with a company such as Hudson City, which has provided a total return to shareholders of over 700% during its five years of public life,” said Mr. Hermance.

Statement of Financial Condition Summary

Total assets increased $1.64 billion, or 9.6%, to $18.67 billion at June 30, 2004 from $17.03 billion at December 31, 2003. The increase in total assets reflected a $1.25 billion increase in loans and a $537.8 million increase in investment securities.

Hudson City Bancorp originated and purchased first mortgage loans of approximately $768.5 million and $1.59 billion, respectively, for the six-month period ended June 30, 2004 compared with $940.9 million and $851.4 million, respectively, for the corresponding period in 2003. Loan originations and purchases were exclusively in one- to four-family mortgage loans. The larger volume of purchased mortgage loans, when compared to originated loans, allowed us to grow and diversify our mortgage loan portfolio at a relatively low overhead cost while maintaining our traditional thrift business model. Included in mortgage loan originations were refinanced mortgage loans of $87.8 million for the first six months of 2004. Modifications of existing mortgage loans during the first six months of 2004, which are not included in mortgage loan originations, amounted to $194.6 million.

The growth in investment securities reflected a $1.10 billion increase in investment securities held to maturity, partially offset by a $561.3 million decrease in investment securities available for sale due to calls during the low interest rate environment in the first quarter of 2004 and the lower fair market valuation at June 30, 2004, primarily caused by the increases in interest rates in the second quarter of 2004. Of the agency securities purchased and classified as held to maturity, $496.6 million have step-up features, where the interest rate is increased on scheduled future dates. These securities have call options that are generally effective prior to the initial rate increase but after an initial non-call period of three months to one year. The initial rate for the securities purchased was higher than interest rates on similar agency securities offered at the time of purchase without the step-up feature. The rate increases are at least one percent per adjustment and are fixed over the life of the security.

Total liabilities increased $1.68 billion, or 10.7%, to $17.38 billion at June 30, 2004 from $15.70 billion at December 31, 2003. The increase in total liabilities reflected a $622.7 million increase in total deposits and a $1.05 billion increase in borrowed funds. The increase in total deposits reflected a $771.1 million increase in our interest-bearing High Value Checking account during the first six months of 2004 to $3.48 billion. The increase in borrowed funds was the result of securing $1.85 billion of new borrowings with initial reprice dates ranging from one month to four years, partially offset by calls of borrowed funds in an aggregate amount of $800.0 million.

Total stockholders’ equity decreased $42.1 million, or 3.2%, to $1.29 billion at June 30, 2004 from $1.33 billion at December 31, 2003. The decrease in stockholders’ equity was primarily due to repurchases of 3.3 million shares of our common stock at an aggregate cost of $115.5 million, purchases of 200,000 shares of common stock for our recognition and retention plan at an aggregate cost of $7.3 million and cash dividends declared and paid to common stockholders of $19.5 million. As of June 30, 2004 there remained approximately 4.3 million shares authorized to be purchased under our current stock repurchase program. The amount of the cash dividend paid to common stockholders reflected the waiver of receipt of the dividend by Hudson City, MHC, the majority stockholder of Hudson City Bancorp. The decrease in stockholders equity also reflected a $41.6 million decrease in accumulated other comprehensive income, primarily due to a decrease in the fair value of our fixed-rate available for sale investment portfolio, reflecting increases in longer term interest rates during the second quarter of 2004.

These decreases to stockholders equity were partially offset by net income of $114.6 million for the first six months of 2004, a $4.1 million increase due to the exercise of 579,834 stock options, a $13.1 million permanent tax benefit due to the exercise of stock options and a $10.1 million increase due to the commitment of shares for our employee stock benefit plans. Our stockholders’ equity to asset ratio at June 30, 2004 was 6.89%.

Statement of Income Summary

Market interest rates increased during the second quarter of 2004 following the historically low interest rate environment of 2003 and the first quarter of 2004. It is anticipated that overall market interest rates will continue to increase in future periods, and that the short-term interest rates will increase faster than the long-term interest rates. If this occurs, the resulting interest rate environment could have a negative impact on our results of operations as our interest-bearing liabilities generally price off short-term interest rates, while our interest-earning assets generally price off long-term interest rates.

Total interest and dividend income for the three months ended June 30, 2004 increased $28.1 million, or 14.6%, to $220.8 million compared with $192.7 million for the three months ended June 30, 2003. This increase was primarily due to a $3.00 billion, or 20.2%, increase in the average balance of interest-earning assets to $17.87 billion for the three months ended June 30, 2004 from $14.87 billion for the three months ended June 30, 2003, reflecting our planned balance sheet growth. Offsetting the effect of the increase in the average balance of interest-earning assets was a 24 basis point decrease in the annualized weighted average yield on total average interest-earning assets to 4.94% for the second quarter of 2004 compared with 5.18% for the second quarter of 2003. This decrease in yield reflected the overall decrease in long-term market interest rates experienced during 2003 and the first quarter of 2004, and the continued growth of our interest-earning assets during that period.

The $27.1 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $2.71 billion. The $8.0 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $850.4 million, which reflected the investment of certain of the cash flows from the high level of prepayment activity on our mortgage-related assets in 2003 into investment securities, and the decision to shorten the overall weighted-average life of our assets by investing in callable securities with initial call dates of three months to one year and final maturity dates of five to seven years. The $5.3 million decrease in interest on mortgage-backed securities was primarily due to a $509.5 million decrease in the average balance due to high levels of prepayment activity in 2003, sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities.

Total interest and dividend income for the six months ended June 30, 2004 increased $42.6 million, or 10.9%, to $433.8 million compared with $391.2 million for the six months ended June 30, 2003. This increase was primarily due to a $2.97 billion, or 20.5%, increase in the average balance of interest-earning assets to $17.49 billion for the six months ended June 30, 2004 from $14.52 billion for the six months ended June 30, 2003, reflecting our planned balance sheet growth. Offsetting the effect of the increase in the average balance of interest-earning assets was a 43 basis point decrease in the annualized weighted average yield on total average interest-earning assets to 4.96% for the first six months of 2004 compared with 5.39% for the first six months of 2003. This decrease in yield reflected the overall decrease in long-term market interest rates experienced during 2003 and the first quarter of 2004, and the continued growth of our interest-earning assets during that period.

The $43.5 million increase in interest and fees on mortgage loans was primarily due to the growth in the average balance of $2.41 billion. The $21.6 million increase in interest and dividends on total investment securities was primarily due to growth in the average balance of $1.13 billion, which reflected the investment of certain of the cash flows from the high level of prepayment activity on our mortgage-related assets in 2003 into investment securities, and the decision to shorten the overall weighted-average life of our assets by investing in callable securities with initial call dates of three months to one year and final maturity dates of five to seven years. The $19.2 million decrease in interest on mortgage-backed securities was primarily due to a $536.4 million decrease in the average balance due to high levels of prepayment activity in 2003, sales of mortgage-backed securities, and the subsequent reinvestment of part of these proceeds into first mortgage loans or investment securities.

Total interest expense for the three months ended June 30, 2004 increased $7.2 million, or 7.6%, to $101.8 million compared with $94.6 million for the three months ended June 30, 2003. This increase was due to a $3.01 billion, or 22.6%, increase in the average balance of total interest-bearing liabilities to $16.33 billion for the three months ended June 30, 2004 compared with $13.32 billion for the corresponding period in 2003. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth initiatives. Partially offsetting the effect of the increase in the average balance was a 34 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.51% for the three-month period ended June 30, 2004 compared with 2.85% for the three-month period ended June 30, 2003. The lower annualized weighted-average cost of total interest-bearing liabilities was primarily due to the growth of our interest-bearing liabilities during the low interest rate environment experienced during 2003 and the first three months of 2004.

The $7.9 million increase in interest expense on interest-bearing demand deposits for the three months ended June 30, 2004 was primarily due to a $1.63 billion increase in the average balance of interest-bearing demand deposits due to the growth of our High Value Checking account product, notwithstanding a 16 basis point decrease in the annualized weighted-average cost. The $9.5 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $1.89 billion, notwithstanding a 70 basis point decrease in the annualized weighted-average cost. The $9.3 million decrease in interest expense on time deposits was primarily due to a decrease in the annualized weighted-average cost of 43 basis points, due to the low market interest rate environment, and a $509.8 million decrease in the average balance that we believe is primarily due to transfers from time deposits to our High Value Checking product.

Total interest expense for the six months ended June 30, 2004 increased $8.8 million, or 4.6%, to $199.3 million compared with $190.5 million for the six months ended June 30, 2003. This increase was due to a $2.96 billion, or 22.8%, increase in the average balance of total interest-bearing liabilities to $15.95 billion for the six months ended June 30, 2004 compared with $12.99 billion for the corresponding period in 2003. The increase in the average balance of interest-bearing liabilities was primarily used to fund our growth initiatives. Partially offsetting the effect of the increase in the average balance was a 45 basis point decrease in the annualized weighted-average cost of total interest-bearing liabilities to 2.51% for the six-month period ended June 30, 2004 compared with 2.96% for the six-month period ended June 30, 2003. The lower annualized weighted-average cost of total interest-bearing liabilities was primarily due to the growth of our interest-bearing liabilities during the low interest rate environment experienced during 2003 and the first three months of 2004.

The $15.3 million increase in interest expense on interest-bearing demand deposits for the six months ended June 30, 2004 was primarily due to a $1.66 billion increase in the average balance of interest-bearing demand deposits due to the growth of our High Value Checking account product, notwithstanding a 29 basis point decrease in the annualized weighted-average cost. The $16.9 million increase in interest expense on borrowed funds was primarily due to an increase in the average balance of borrowed funds of $1.79 billion, notwithstanding a 78 basis point decrease in the annualized weighted-average cost. The $21.2 million decrease in interest expense on time deposits was primarily due to a decrease in the annualized weighted-average cost of 52 basis points, due to the low market interest rate environment, and a $503.8 million decrease in the average balance that we believe is primarily due to transfers from time deposits to our High Value Checking product.

]

Net interest income for the three months ended June 30, 2004 increased $20.9 million, or 21.3%, to $119.0 million compared with $98.1 million for the corresponding period in 2003. The increase in net interest income reflected our growth initiatives. Our net interest rate spread, determined by subtracting the annualized weighted-average cost of total interest-bearing liabilities from the annualized weighted-average yield on total interest-earning assets, was 2.43% for the second quarter of 2004 compared with 2.33% for the corresponding period in 2003. For the second quarter of 2004, our net interest margin, determined by dividing annualized net interest income by total average interest-earning assets, was 2.65% compared with 2.63% for the corresponding 2003 period.

Net interest income for the six months ended June 30, 2004 increased $33.9 million, or 16.9%, to $234.5 million compared with $200.6 million for the corresponding period in 2003. The increase in net interest income reflected our growth initiatives. Our net interest rate spread was 2.45% for the first six months of 2004 compared with 2.43% for the corresponding period in 2003. The relative stability of this ratio reflected the stable market interest rate environment during the second half of 2003 and the first quarter of 2004. For the first six months of 2004, our net interest margin was 2.67% compared with 2.74% for the corresponding 2003 period. The decrease in this ratio reflects the use of funds to purchase treasury stock, which otherwise could have been invested.

The provision for loan losses was $225,000 for the three-month periods ended June 30, 2004 and 2003. For the six-month periods ended June 30, 2004 and 2003, the provision for loan losses was $450,000. Net charge-offs for the first six months of 2004 were $7,000 compared with net charge-offs of $31,000 for the corresponding 2003 period. The allowance for loan losses increased $443,000 to $27.0 million at June 30, 2004 compared with $26.5 million at December 31, 2003. Non-performing loans at June 30, 2004 were $25.6 million compared with $20.3 million at December 31, 2003. The ratio of non-performing loans to total loans was 0.25% at June 30, 2004 compared with 0.23% at December 31, 2003. The ratio of allowance for loan losses to total non-performing loans was 105.48% at June 30, 2004 compared with 131.09% at December 31, 2003.

Total non-interest income for the three months ended June 30, 2004 was $3.9 million compared with $9.9 million for the corresponding 2003 period. Total non-interest income for the six months ended June 30, 2004 was $7.5 million compared with $15.4 million for the corresponding 2003 period. These decreases in total non-interest income reflected decreases in gains on securities transactions, net. The cash flows from the sales of these securities were reinvested in first mortgage loans and fixed-rate securities with shorter maturities.

Total non-interest expense for the three months ended June 30, 2004 and 2003 was $29.2 million and $24.9 million, respectively, primarily reflecting the increases in expense related to our employee stock benefit plans and staff increases. Our efficiency ratio for the three months ended June 30, 2004, determined by dividing total non-interest expense by the sum of net interest income and total non-interest income, was 23.75% compared with 23.07% for the corresponding 2003 period. Our annualized ratio of non-interest expense to average total assets for the three months ended June 30, 2004 was 0.64% compared with 0.66% for the corresponding period in 2003.

Total non-interest expense for the six months ended June 30, 2004 and 2003 was $58.2 million and $50.4 million, respectively, primarily reflecting the increases in expense related to our employee stock benefit plans. Our efficiency ratio for the six months ended June 30, 2004 was 24.06% compared with 23.34% for the corresponding 2003 period. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2004 was 0.65% compared with 0.68% for the corresponding period in

2003. Non-interest expense consists primarily of compensation and employee benefits, net occupancy expense and other expenses.

Income tax expense for the three months ended June 30, 2004 was $35.0 million compared with $30.3 million for the corresponding 2003 period. Our effective tax rate for the three months ended June 30, 2004 and 2003 was 37.50% and 36.59%, respectively. Income tax expense for the six months ended June 30, 2004 was $68.7 million compared with $60.4 million for the corresponding 2003 period. Our effective tax rate for the six months ended June 30, 2004 and 2003 was 37.47% and 36.58%, respectively. These increases in income tax expense were primarily due to increases in income before income tax.

Hudson City Bancorp maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 84 full-service branches in fifteen New Jersey counties and has 1,072 full-time equivalent employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	June 30,	December 31,
	2004	2003
	(Unaudited)
	(In thousands)
Assets:
Cash and due from banks	$149,034	$190,984
Federal funds sold	13,700	63,600

Total cash and cash equivalents	162,734	254,584
Investment securities held to maturity	1,100,424	1,366
Investment securities available for sale	1,682,553	2,243,812
Federal Home Loan Bank of New York stock	150,000	164,850
Mortgage-backed securities held to maturity	3,967,628	4,292,444
Mortgage-backed securities available for sale	1,369,389	1,130,257
Loans	10,051,557	8,803,066
Less:
Deferred loan fees	11,669	10,255
Allowance for loan losses	26,990	26,547

Net loans	10,012,898	8,766,264
Foreclosed real estate, net	1,278	1,002
Accrued interest receivable	94,063	80,220
Banking premises and equipment, net	33,918	31,354
Other assets	96,450	67,207

Total Assets	$18,671,335	$17,033,360

Liabilities and Stockholders’ Equity:
Deposits:
Interest-bearing	$10,610,849	$10,057,285
Noninterest-bearing	465,612	396,495

Total deposits	11,076,461	10,453,780
Borrowed funds	6,200,000	5,150,000
Accrued expenses and other liabilities	107,572	100,214

Total liabilities	17,384,033	15,703,994

Common stock, $0.01 par value, 800,000,000 shares authorized; 231, 276,600 shares issued, 187,156,831 shares outstanding at June 30, 2004 and 189,835,997 shares outstanding at December 31, 2003	2,313	2,313
Additional paid-in capital	560,062	543,589
Retained earnings	1,487,702	1,396,257
Treasury stock, at cost; 44,119,769 shares at June 30, 2004 and 41,440,603 shares at December 31, 2003	(655,567)	(547,859)
Unallocated common stock held by the employee stock ownership plan	(48,533)	(49,513)
Unearned common stock held by the recognition and retention plan	(11,062)	(9,463)
Accumulated other comprehensive loss, net of tax	(47,613)	(5,958)

Total stockholders’ equity	1,287,302	1,329,366

Total Liabilities and Stockholders’ Equity	$18,671,335	$17,033,360

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended June 30,
	2004	2003
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$127,892	$100,818
Interest and fees on consumer and other loans	2,083	2,087
Interest on mortgage-backed securities held to maturity	44,104	54,723
Interest on mortgage-backed securities available for sale	16,864	11,625
Interest on investment securities held to maturity:
Taxable	10,365	17
Exempt from federal taxes	6	5
Interest and dividends on investment securities available for sale-taxable	18,450	20,755
Dividends on Federal Home Loan Bank of New York stock	733	2,069
Interest on federal funds sold	294	557

Total interest and dividend income	220,791	192,656

Interest Expense:
Interest on deposits	51,431	53,676
Interest on borrowed funds	50,400	40,916

Total interest expense	101,831	94,592

Net interest income	118,960	98,064
Provision for Loan Losses	225	225

Net interest income after provision for loan losses	118,735	97,839

Non-Interest Income:
Service charges and other income	1,282	1,309
Gains on securities transactions, net	2,634	8,628

Total non-interest income	3,916	9,937

Non-Interest Expense:
Compensation and employee benefits	19,787	16,281
Net occupancy expense	3,804	3,580
Federal deposit insurance assessment	406	385
Computer and related services	417	346
Other expense	4,770	4,320

Total non-interest expense	29,184	24,912

Income before income tax expense	93,467	82,864
Income Tax Expense	35,049	30,318

Net income	$58,418	$52,546

Basic Earnings Per Share	$0.32	$0.29

Diluted Earnings Per Share	$0.32	$0.28

Weighted Average Number of Common Shares Outstanding:
Basic	180,345,017	182,660,915
Diluted	185,410,221	187,810,046

]

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Six Months
	Ended June 30,
	2004	2003
	(In thousands, except per share data)
Interest and Dividend Income:
Interest and fees on first mortgage loans	$250,979	$207,527
Interest and fees on consumer and other loans	4,132	4,212
Interest on mortgage-backed securities held to maturity	89,955	115,798
Interest on mortgage-backed securities available for sale	32,660	26,024
Interest on investment securities held to maturity:
Taxable	11,691	34
Exempt from federal taxes	11	10
Interest and dividends on investment securities available for sale-taxable	42,387	32,445
Dividends on Federal Home Loan Bank of New York stock	1,392	4,059
Interest on federal funds sold	611	1,083

Total interest and dividend income	433,818	391,192

Interest Expense:
Interest on deposits	101,200	109,360
Interest on borrowed funds	98,119	81,186

Total interest expense	199,319	190,546

Net interest income	234,499	200,646
Provision for Loan Losses	450	450

Net interest income after provision for loan losses	234,049	200,196

Non-Interest Income:
Service charges and other income	2,476	2,611
Gains on securities transactions, net	5,071	12,799

Total non-interest income	7,547	15,410

Non-Interest Expense:
Compensation and employee benefits	39,471	33,197
Net occupancy expense	7,744	7,443
Federal deposit insurance assessment	823	763
Computer and related services	956	681
Other expense	9,243	8,350

Total non-interest expense	58,237	50,434

Income before income tax expense	183,359	165,172
Income Tax Expense	68,712	60,425

Net income	$114,647	$104,747

Basic Earnings Per Share	$0.63	$0.57

Diluted Earnings Per Share	$0.62	$0.56

Weighted Average Number of Common Shares Outstanding:
Basic	180,934,489	182,712,314
Diluted	186,204,987	187,623,655

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended June 30,
	2004				2003
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$9,368,244	$127,892	5.46%		$6,655,193	$100,818	6.06%
Consumer and other loans	139,040	2,083	5.99		125,952	2,087	6.63
Federal funds sold	125,231	294	0.94		192,270	557	1.16
Mortgage-backed securities at amortized cost	5,504,413	60,968	4.43		6,013,907	66,348	4.41
Federal Home Loan Bank of New York stock	155,973	733	1.88		154,286	2,069	5.36
Investment securities at amortized cost	2,580,210	28,821	4.47		1,729,827	20,777	4.80

Total interest-earning assets	17,873,111	220,791	4.94		14,871,435	192,656	5.18

Noninterest-earnings assets	379,875				319,918

Total Assets	$18,252,986				$15,191,353

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$949,999	2,345	0.99		$926,094	2,749	1.19
Interest-bearing demand accounts	3,389,216	17,850	2.12		1,761,527	10,027	2.28
Money market accounts	600,796	1,428	0.96		622,462	1,755	1.13
Time deposits	5,571,349	29,808	2.15		6,081,111	39,145	2.58

Total interest-bearing deposits	10,511,360	51,431	1.97		9,391,194	53,676	2.29
Borrowed funds	5,818,912	50,400	3.48		3,928,846	40,916	4.18

Total interest-bearing liabilities	16,330,272	101,831	2.51		13,320,040	94,592	2.85

Noninterest-bearing liabilities:
Noninterest-bearing deposits	428,257				408,359
Other noninterest-bearing liabilities	118,638				117,187

Total noninterest-bearing liabilities	546,895				525,546

Total liabilities	16,877,167				13,845,586
Stockholders’ equity	1,375,819				1,345,767

Total Liabilities and Stockholders’ Equity	$18,252,986				$15,191,353

Net interest income/net interest rate spread (2)		$118,960	2.43%			$98,064	2.33%

Net interest-earning assets/net interest margin (3)	$1,542,839		2.65%		$1,551,395		2.63%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.12	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Six Months Ended June 30,
	2004				2003
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$9,102,544	$250,979	5.51%		$6,692,047	$207,527	6.20%
Consumer and other loans	137,170	4,132	6.02		126,062	4,212	6.68
Federal funds sold	132,452	611	0.93		188,682	1,083	1.16
Mortgage-backed securities at amortized cost	5,522,596	122,615	4.44		6,059,010	141,822	4.68
Federal Home Loan Bank of New York stock	158,093	1,392	1.76		147,997	4,059	5.49
Investment securities at amortized cost	2,440,856	54,089	4.43		1,307,739	32,489	4.97

Total interest-earning assets	17,493,711	433,818	4.96		14,521,537	391,192	5.39

Noninterest-earnings assets	349,527				319,223

Total Assets	$17,843,238				$14,840,760

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$946,762	4,676	0.99		$915,890	5,978	1.32
Interest-bearing demand accounts	3,190,741	33,476	2.11		1,532,623	18,209	2.40
Money market accounts	609,564	2,900	0.96		623,325	3,862	1.25
Time deposits	5,606,964	60,148	2.16		6,110,793	81,311	2.68

Total interest-bearing deposits	10,354,031	101,200	1.97		9,182,631	109,360	2.40
Borrowed funds	5,597,642	98,119	3.52		3,806,491	81,186	4.30

Total interest-bearing liabilities	15,951,673	199,319	2.51		12,989,122	190,546	2.96

Noninterest-bearing liabilities:
Noninterest-bearing deposits	411,212				397,701
Other noninterest-bearing liabilities	121,163				114,429

Total noninterest-bearing liabilities	532,375				512,130

Total liabilities	16,484,048				13,501,252
Stockholders’ equity	1,359,190				1,339,508

Total Liabilities and Stockholders’ Equity	$17,843,238				$14,840,760

Net interest income/net interest rate spread (2)		$234,499	2.45%			$200,646	2.43%

Net interest-earning assets/net interest margin (3)	$1,542,038		2.67%		$1,532,415		2.74%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.12	x

(1)	Amount is net of deferred loan fees and allowance for loan losses and includes non-performing loans.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Hudson City Bancorp, Inc. and Subsidiary
Selected Performance Ratios (1)

	For the Three Months
	Ended June 30,
	2004	2003
Return on average assets	1.28%	1.38%
Return on average stockholders’ equity	16.98	15.62
Net interest rate spread	2.43	2.33
Net interest margin	2.65	2.63
Non-interest expense to average assets	0.64	0.66
Efficiency ratio (2)	23.75	23.07
Dividend payout ratio	53.13	41.38
Cash dividends declared per common share	$0.17	$0.12

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

	For the Six Months
	Ended June 30,
	2004	2003
Return on average assets	1.29%	1.41%
Return on average stockholders’ equity	16.87	15.64
Net interest rate spread	2.45	2.43
Net interest margin	2.67	2.74
Non-interest expense to average assets	0.65	0.68
Efficiency ratio (2)	24.06	23.34
Dividend payout ratio	52.38	40.35
Cash dividends declared per common share	$0.33	$0.23

(1)	Ratios are annualized where appropriate.

(2)	Determined by dividing total non-interest expense by the sum of net interest income and total non-interest income.

Hudson City Bancorp, Inc. and Subsidiary
Selected Financial Ratios

	At or For	At or For
	the Six	the Year
	Months Ended	Ended
	June 30,	December 31 ,
	2004	2003
Asset Quality Ratios:
Non-performing loans to total loans	0.25%	0.23%
Non-performing assets to total assets	0.14	0.12
Allowance for loan losses to non-performing loans	105.48	131.09
Allowance for loan losses to total loans	0.27	0.30
Capital Ratios:
Average stockholders’ equity to average assets	7.62%	8.73%
Stockholders’ equity to assets	6.89	7.80
Book value per common share	$7.19	$7.33
Regulatory Capital Ratios:
Bank:
Tangible capital	6.72%	7.24%
Leverage (core) capital	6.72	7.24
Total risk-based capital	18.89	20.89

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